UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Metacrine, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Metacrine, Inc. will be held on May 24, 2021 at 8:00 a.m., Pacific Time via a live webcast, for the following purposes:

1.	To elect the three nominees for director to serve as Class I directors for a three-year term to expire at the 2024 annual meeting of stockholders;
2.	To ratify the appointment of Julia Owens, on an advisory basis, to our Board of Directors to fill a vacancy in Class III, to hold office until the 2023 annual meeting of stockholders;
3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
4.	To conduct any other business properly brought before the meeting.

As noted above, due to the COVID-19 pandemic and in the interests of the safety of all our employees and stockholders and taking into account recent federal, state and local guidance that has been issued, our annual meeting will be a virtual meeting of stockholders, which will be conducted solely by remote communication via a live webcast. There will not be a physical meeting location, and stockholders will not be able to attend the annual meeting in person. This means that you can vote your shares, submit questions for consideration, and attend the annual meeting online. To be admitted to the live webcast, you must register at www.proxydocs.com/MTCR by 2:00 p.m. Pacific Time on May 20, 2021, or the Registration Deadline, as described in the Notice of Internet Availability of Proxy Materials or proxy card. As part of the registration process, you must enter the Control Number shown on your Notice of Internet Availability of Proxy Materials or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. You will not be able to attend the Annual Meeting in person.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our Board of Directors has fixed the close of business on March 29, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you expect to attend our virtual annual meeting, please vote as soon as possible. If you received the Notice of Internet Availability, a proxy card was not sent to you and you may vote only via the Internet unless you attend the virtual annual meeting, in which case you may vote during the virtual annual meeting by following the registration instructions outlined above, or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then you may vote via the Internet, by telephone or by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and in the Notice of Internet Availability.

All stockholders are cordially invited to attend the meeting. On behalf of the Board of Directors and the employees of Metacrine, we thank you for your continued support of the Company.

By Order of the Board of Directors

/s/ Preston Klassen, M.D. Preston Klassen, M.D. President, Chief Executive Officer and Director

San Diego, California

April 9, 2021

METACRINE, INC.

3985 Sorrento Valley Blvd., Suite C

San Diego, CA 92121

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To be held on Monday, May 24, 2021

The Board of Directors (sometimes referred to as the “Board”) of Metacrine, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Metacrine”) is soliciting the enclosed proxy for use at the annual meeting of stockholders on May 24, 2021 at 8:00 a.m., Pacific Time. The annual meeting will be a virtual meeting, which will be conducted via live webcast.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 24, 2021:

The proxy statement and our Annual Report on Form 10-K are available electronically at http://www.proxydocs.com/MTCR.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules of the Securities and Exchange Commission, or SEC, we use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet.

Stockholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to us associated with the printing and mailing of materials.

We intend to mail the Notice of Internet Availability of Proxy Materials on or before April 9, 2021 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice of Internet Availability of Proxy Materials, on or after April 19, 2021.

How can I attend the annual meeting?

This year’s annual meeting will be accessible through the Internet via a live webcast. We adopted a virtual format for our annual meeting in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, directors and employees.

You are entitled to participate in the annual meeting if you were a stockholder as of the close of business on our record date of March 29, 2021 or hold a valid proxy for the meeting. To be admitted to the annual meeting’s live webcast, you must register at www.proxydocs.com/MTCR by 2:00 p.m. Pacific Time on May 20, 2021, or the Registration Deadline, as described in the Notice of Internet Availability of Proxy Materials or proxy card. As part of the registration process, you must enter the Control Number shown on your Notice of Internet Availability of Proxy Materials or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.

You may submit a question in advance of the meeting at www.proxydocs.com/MTCR after logging in with the Control Number shown on your Notice of Internet Availability of Proxy Materials or proxy card. If you wish to submit a question, on the day of the annual meeting, beginning at 8:00 a.m. Pacific Time on Monday, May 24, 2021, you may log into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/MTCR, and follow the instructions there. Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be made available on the annual meeting’s live webcast on the day of the annual meeting and will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules of the Securities and Exchange Commission, or SEC, we use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet.

Stockholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to us associated with the printing and mailing of materials.

We intend to mail the Notice of Internet Availability of Proxy Materials on or before April 9, 2021 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on the record date for the 2021 annual meeting, March 29, 2021, are entitled to vote at the annual meeting. At the close of business on this record date, there were 26,209,327 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the annual meeting at our headquarters located at 3985 Sorrento Valley Blvd., Suite C, San Diego, CA 92121. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (858) 369-7800 or writing to her at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the annual meeting.

Stockholders of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting if you attend online or vote by proxy. Whether or not you plan to attend the annual meeting online, we encourage you to vote by proxy via the Internet, by telephone or by mail, as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. As discussed above, if you are a street name stockholder, you are invited to attend and vote your shares at the annual meeting online so long as you register to attend the annual meeting at www.proxydocs.com/MTCR by the Registration Deadline. However, since you are not the stockholder of record, you may not vote your shares online at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1: Election of three Class I nominees for director to hold office until the 2024 annual meeting of stockholders.

Proposal 2: Ratification of the appointment of Julia Owens to our Board of Directors, on an advisory basis, to fill a vacancy in Class III, to hold office until the 2023 annual meeting of stockholders.

Proposal 3: Ratification of the selection of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

How many votes do I have?

Each share of our common stock that you own as of March 29, 2021 entitles you to one vote.

How do I vote?

With respect to the election of directors, you may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With respect to (i) the ratification of the appointment of  Julia Owens to our Board, on an advisory basis, and (ii) the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm, you may vote “For,” “Against” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the virtual annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure that your vote is counted.

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Via the Internet: You may vote at www.proxypush.com/MTCR, 24 hours a day, seven days a week, by following the instructions provided in the Notice of Internet Availability of Proxy Materials.  You will be asked to provide the company number and control number from your Notice of Internet Availability of Proxy Materials or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 7:59 a.m. Pacific Time, on May 24, 2021.

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By Telephone: To vote over the telephone, dial toll-free (866) 858-8958 and follow the recorded instructions. You will be asked to provide the company number and control number from your Notice of Internet Availability of Proxy Materials or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 7:59 a.m. Pacific Time, on May 24, 2021.

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By Mail: If you request printed copies of the proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us before the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

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At the Virtual Annual Meeting: You may vote during the virtual annual meeting through www.proxydocs.com/MTCR. To be admitted to the annual meeting and vote your shares, you must register to attend the annual meeting at www.proxydocs.com/MTCR by the Registration Deadline at 2:00 p.m. Pacific Time on May 20, 2021 and provide the Control Number shown on your Notice of Internet Availability of Proxy Materials or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. Generally, you have three options for returning your proxy.

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By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

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At the Virtual Annual Meeting: To vote online during the virtual annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request the proxy form authorizing you to vote the shares. You must also register to attend the annual meeting at www.proxydocs.com/MTCR by the Registration Deadline and provide the Control Number shown on your proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,
•	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted),
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you may notify our corporate secretary, Catherine Lee, at 3985 Sorrento Valley Blvd., Suite C, San Diego, CA 92121, in writing before the annual meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote during the virtual annual meeting, or

•	submitting an electronic ballot during the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, by virtual attendance or by proxy, of holders representing a majority of our outstanding common stock as of March 29, 2021, or approximately 13,104,664 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Nominees for Director. The three nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from all of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors as such proposal is considered a “non-routine” matter. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratification of the appointment of Julia Owens to the Board of Directors, on an advisory basis. The affirmative vote of a majority in voting power of the shares of our common stock present or represented at the meeting and voting affirmatively or negatively for this proposal is required to ratify the appointment of Dr. Owens to our Board. Abstentions will have no effect on the results of this vote.

Proposal 3: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority in voting power of the shares of our common stock present or represented at the meeting and voting affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Since proposal 3 is considered “routine”, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for 2021, our Audit Committee of our Board of Directors will reconsider its selection.

Voting results will be tabulated and certified by the inspector of election appointed for the annual meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the annual meeting in accordance with the Board’s recommendation on all matters presented for a vote at the annual meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters under the rules of the New York Stock Exchange, or NYSE. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

What is the effect of withheld votes, abstentions and broker non-votes?

Shares of common stock held by persons attending the virtual annual meeting but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young, LLP, our independent registered public accounting firm. The election of directors is determined by a plurality of votes cast, so a “withhold” vote will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a broker non-vote will be counted as present for purposes of determining the presence of a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, which is considered a non-routine matter, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young, LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: “For” the election of the three Class I nominees for director;
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Proposal 2:  “For” the ratification of the appointment of Julia Owens to our Board of Directors, on an advisory basis, to fill a vacancy in Class III, to hold office until the 2023 annual meeting of stockholders; and

•	Proposal 3: “For” the ratification of the selection of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

If you vote via the Internet, by telephone, or sign and return a proxy card by mail but do not make specific choices, your shares, as permitted, will be voted as recommended by our Board. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will not pay our directors, officers and other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 that we filed with the SEC on March 18, 2021, we will send you one without charge. Please write to:

Metacrine, Inc.

3985 Sorrento Valley Blvd., Suite C

San Diego, CA 92121

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—Financial Information—SEC Filings” section of our website at www.metacrine.com.

When are stockholder proposals and director nominations due for the 2022 Annual Meeting of Stockholders?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 10, 2021, to the attention of our Corporate Secretary at 3985 Sorrento Valley Blvd., Suite C, San Diego, CA 92121. If you wish to submit a proposal (including a director nomination) at the 2022 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, your written request must be received by our Secretary between January 24, 2022 and February 23, 2022, provided that, if our 2022 Annual Meeting of Stockholders is earlier than April 24, 2022 or later than June 24, 2022, your written request must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Classified Board

The Board of Directors presently has nine members and is divided into three classes:  Class I; Class II; and Class III.  Each class consists, as nearly as possible, of one-third of the total number of directors, with one class of our directors standing for election each year, generally for a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until the third annual meeting following election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. As detailed in the section below, the composition of our Board of Directors is as follows: Class I consists of Preston Klassen, M.D., John McHutchison, M.D. and Jeffrey Jonker; Class II consists of Kristina Burow, Ronald Evans, Ph.D., and Richard Heyman, Ph.D.; and Class III consists of Julia Owens, Ph.D., Andrew Guggenhime and Amir Nashat, Ph.D.

At this meeting, three nominees for director are to be elected as Class I directors for a three-year term expiring at our 2024 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees, who were recommended for nomination by the Nominating and Corporate Governance Committee of our Board, are Preston Klassen, M.D., John McHutchison, M.D. and Jeffrey Jonker. The Class II directors have one year remaining on their terms of office and the Class III directors have two years remaining on their terms of office.

Directors are elected by a plurality of the votes of the holders of shares present live via webcast or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve. We encourage, but do not require, our Board members to attend our annual meeting of stockholders.

Nominees:

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee and the Board of Directors also seek to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director/nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Set forth below are the names, ages, and positions of our director nominees as of the date of this Proxy Statement:

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Metacrine, Inc.
Preston Klassen, M.D.	52	President, CEO and Director
Jeffrey Jonker	48	Director
John McHutchison, M.D.	63	Director

Set forth below is biographical information for each of our director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Nominating and Corporate Governance Committee and the Board to conclude that each director nominee should serve on our Board at this time. There are no familial relationships among any of the directors or executive officers of the Company.

Preston Klassen, M.D. has served as our President and Chief Executive Officer and as a member of our Board of Directors since June 2020. From March 2017 to June 2020, Dr. Klassen served as Executive Vice President, Head of Research and Development and Chief Medical Officer of Arena Pharmaceuticals, Inc. From June 2016 to March 2017, he was Chief Medical Officer of Laboratoris Sanifit S.L., a biotechnology company, and prior to that, from November 2009 to May 2016, was Executive Vice President, Head of Global Development at Orexigen Therapeutics, Inc. Dr. Klassen also held several positions of increasing responsibility at Amgen Inc., including Therapeutic Area Head for Nephrology. Before joining Amgen, he was a faculty member in the Division of Nephrology at Duke University Medical Center. Dr. Klassen holds a B.S. in Chemistry from Central University of Iowa. Dr. Klassen received his medical degree from the University of Nebraska College of Medicine and completed his residency in internal medicine, fellowship in nephrology, and Master of Health Sciences degree at Duke University. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Klassen’s experience as our Chief Executive Officer and his clinical and research expertise qualify him to serve on our Board of Directors.

Jeffrey Jonker, J.D. has served as a member of our Board of Directors since March 2021.  Mr. Jonker is a senior advisor to Ambys Medicines, Inc. where he previously served as President and CEO from 2018 until June 2020. Prior to joining Ambys, Mr. Jonker served as President of NGM Biopharmaceuticals, Inc. from 2014 to 2018. Prior to joining NGM, Mr. Jonker was Senior Vice President, Corporate and Business Development at Theravance Biopharma, Inc. and held that same role at Theravance Biopharma, Inc. prior to completing the spin-out of Theravance BioPharma and creation of Innoviva, Inc. From 2010 to 2013, he served as Chief Business Officer of Satori Pharmaceuticals, Inc., and Vice President of Business Development and Corporate Strategy for Gloucester Pharmaceuticals, Inc. prior to its acquisition by Celgene Corporation.  From 2003 to 2009, he served in multiple leadership positions in the business development and legal groups at Genentech, Inc. Prior to Genentech, Mr. Jonker was a member of the Technology Transactions Group at Wilson, Sonsini, Goodrich & Rosati, representing clients in the life science and high-tech industries. Mr. Jonker holds a J.D. from Columbia University School of Law, an M.LITT. from the University of St. Andrews and a B.A. from Claremont McKenna College. The Nominating and Corporate Governance Committee and the Board of Directors believe Mr. Jonker’s business expertise and experience in the life sciences industry qualify him to serve on our Board of Directors.

John McHutchison, M.D. has served as a member of our Board of Directors since February 2020. Since August 2019, Dr. McHutchison has served as the President and Chief Executive Officer and as a director of Assembly Biosciences, Inc. a clinical-stage biotechnology company. Prior to joining Assembly Biosciences, Inc., Dr. McHutchison was the Chief Scientific Officer and Head of Research and Development of Gilead Sciences, Inc. Prior to joining Gilead in 2010, Dr. McHutchison worked at Duke University Medical Center, where he served as Associate Director of the Duke Clinical Research Institute. He also held the positions of Professor of Medicine in the Division of Gastroenterology at Duke University Medical Center, Associate Director at Duke Clinical Research Institute and Co-Director of the Duke Clinical and Translational Science Award. Prior to his positions at Duke University, Dr. McHutchison spent nearly 10 years at Scripps Clinic, most recently as Medical Director, Liver Transplantation. He also previously held an Assistant Professorship in Medicine at the University of Southern California. In June 2018, Dr. McHutchison was appointed an Officer of the Order of Australia in recognition of his distinguished service to medical research in gastroenterology and hepatology. Dr. McHutchison has undergraduate degrees in medicine and surgery from the University of Melbourne in Australia and completed his residency in internal medicine and fellowship in gastroenterology at the Royal Melbourne Hospital. He is a member of the Royal Australasian College of Physicians. The Nominating and Corporate Governance Committee and the Board of Directors believe Dr. McHutchison’s expertise and experience in the life sciences industry qualify him to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE

Information about Members of the Board of Directors Continuing in Office

Set forth below is biographical information for each of our directors continuing in office along with a summary of the specific qualifications, attributes, skills and experiences which led our Nominating and Corporate Governance Committee and the Board to conclude that each director nominee should serve on our Board at this time. There are no familial relationships among any of the directors or executive officers of the Company.

Term Expiring at the 2022 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Metacrine, Inc.
Richard Heyman, Ph.D.	63	Chairman of the Board of Directors
Kristina Burow	47	Director
Ronald Evans, Ph.D.	71	Director

Richard Heyman, Ph.D. one of our co-founders, has served as a member of our Board of Directors since September 2014 and has served as our Chairman since June 2015. From August 2013 to April 2015, he served as the Chief Executive Officer of Seragon, which he co-founded. Prior to joining Seragon, Dr. Heyman served as the Chief Executive Officer of Aragon, which he co-founded in 2009. He has served as Chairman of the Board of Directors of ORIC Pharmaceuticals, Inc., a public company focused on the discovery and development of novel therapies for treatment-resistant cancers, since November 2014. He serves as Vice Chair of the Board of Trustees of The Salk Institute for Biological Studies (“The Salk”), and is a Board member of Gritstone Oncology, Inc., Yumanity Therapeutics Inc., Vividion Therapeutics, Inc. and Amunix Pharmaceuticals, Inc. He also serves on the Executive Committee of the Board of Visitors at the UCSD Moores Cancer Center. Dr. Heyman received a Ph.D. in pharmacology from the University of Minnesota and a B.S. in Chemistry from the University of Connecticut. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Heyman’s operational, clinical and research expertise qualify him to serve on our Board of Directors.

Kristina Burow has served as a member of our Board of Directors since May 2015. Ms. Burow is a Managing Director with ARCH Venture Partners. Ms. Burow currently serves as a director of the following public companies: Beam Therapeutics, Inc., Gossamer Bio, Inc., Scholar Rock Holding Corporation and Unity Biotechnology, Inc. She also currently serves as a director of the following private companies: Vividion Therapeutics, Inc., Boundless Bio, Inc., Autobahn Therapeutics, Inc., ROME Therapeutics, Inc., Boragen, Inc. and AgBiome, Inc.  She previously was a co-founder and Director of Receptos, Inc. prior to its acquisition by Celgene and was a Director of Vir Biotechnology, Inc., Epirium Bio and BlackThorn Therapeutics, Inc. Ms. Burow has participated and led investments in a number of other ARCH portfolio companies including Erasca, Inc., Dewpoint Therapeutics, Inc., Mindstrong, Inc. Aledade, Inc., Kura Oncology, Inc., Kythera Biopharmaceuticals, Inc., and Ikaria, Inc. Prior to joining ARCH, Ms. Burow was an associate with the Novartis BioVenture Fund in San Diego and an early employee at the Genomics Institute of the Novartis Research Foundation. Ms. Burow received a B.A. in Chemistry from the University of California, Berkeley, an M.A. in Chemistry from Columbia University, and an M.B.A. from the University of Chicago. The Nominating and Corporate Governance Committee and the Board of Directors believe Ms. Burow’s previous Board experience and her expertise and experience in the venture capital industry and in the life sciences industry qualify her to serve on our Board of Directors.

Ronald Evans, Ph.D. one of our co-founders, has served as a member of our Board of Directors since September 2014.  Dr. Evans is a professor, director and biologist at The Salk, where he holds the March of Dimes Chair in Molecular and Developmental Biology. He became a faculty member of The Salk in 1978. Dr. Evans was also a Howard Hughes Medical Institute Investigator from 1985 to 2020. Dr. Evans was elected to the National Academy of Sciences in 1989. He received his B.S. and Ph.D. degrees from UCLA in 1970 and 1974, respectively, followed by a postdoctoral training at Rockefeller University from 1975-1978. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Evans’ scientific and research expertise qualify him to serve on our Board of Directors.

Term Expiring at the 2023 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Metacrine, Inc.
Andrew Guggenhime	52	Director
Amir Nashat, Ph.D.	48	Director
Julia Owens, Ph.D.	48	Director

Andrew Guggenhime has served as a member of our Board of Directors since July 2018. Mr. Guggenhime currently serves as President and Chief Financial Officer of Vaxcyte, Inc., a public vaccine company. From April 2014 to May 2020, Mr. Guggenhime served as Chief Financial Officer of Dermira, Inc., a medical dermatology company, and from April 2014 to May 2018 he also served as Chief Operating Officer. From September 2011 to April 2014, Mr. Guggenhime served as Chief Financial Officer of CardioDx, Inc., a molecular diagnostics life sciences company, and as a member of the CardioDx Board of Directors from April 2014 until July 2016. From September 2010 to April 2011, Mr. Guggenhime served as Chief Financial Officer of Calistoga Pharmaceuticals, Inc., a biotechnology company acquired in April 2011 by Gilead Sciences, Inc. From December 2008 to June 2010, Mr. Guggenhime served as Senior Vice President and Chief Financial Officer of Facet Biotech Corporation, a biotechnology company acquired in April 2010 by Abbott Laboratories. Facet Biotech Corporation was spun off from PDL BioPharma, Inc. at which Mr. Guggenhime served as Senior Vice President and Chief Financial Officer from April 2006 to December 2008. From October 2000 to March 2006, Mr. Guggenhime served as Chief Financial Officer of Neoforma, Inc., a provider of supply-chain management solutions for the healthcare industry acquired by Global Healthcare Exchange, LLC in March 2006. From January to October 2000, Mr. Guggenhime served as Neoforma’s Vice President, Corporate Development. Mr. Guggenhime began his career in financial services at Merrill Lynch & Co. and Wells Fargo & Company. Mr. Guggenhime holds a B.A. in International Politics and Economics from Middlebury College and holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Guggenhime’s financial expertise and experience in the life sciences industry qualifies him to serve on our Board of Directors.

Amir Nashat, Ph.D. has served as a member of our Board of Directors since January 2015. Dr. Nashat is a managing partner at Polaris Partners, a venture capital firm, where he has worked since April 2002. Dr. Nashat was also the founding Chief Executive Officer of Living Proof, Inc. and Sun Catalytix Corporation. Dr. Nashat currently represents Polaris on the board of directors of Scholar Rock, Agbiome, Inc., Freenome Holdings, Inc., Dewpoint Therapeutics, Inc., CAMP4, Morphic Holding, Inc., Primmune Therapeutics, Inc., Pursuit Talent, Inc. and Syros Pharmaceuticals, Inc. Dr. Nashat also serves on the Partners Innovation Fund, the Investment Advisory Committee for The Engine at MIT, and helped launch the MIT Sandbox Innovation Fund as its active president. Dr. Nashat previously served on the board of directors of the New England Venture Capital Association. Dr. Nashat received an M.S. and B.S. in Materials Science and Mechanical Engineering from the University of California, Berkeley and a Sc.D. as a Hertz Fellow in Chemical Engineering at MIT with a minor in Biology. The Nominating and Corporate Governance Committee and the Board of Directors believe Dr. Nashat’s previous Board experience and his expertise and experience in the venture capital industry and in the life sciences industry qualify him to serve on our Board of Directors.

Julia Owens, Ph.D. has served as a member of our Board of Directors since April 2021. Dr. Owens currently serves as the Executive Chair of the Board of Directors of Millendo Therapeutics, Inc., a company that she co-founded in 2012. From 2012 until January 2021, she served as the President and Chief Executive Officer of Millendo Therapeutics, Inc. From 2010 to 2012, Dr. Owens served as the Senior Vice President of Corporate Development and Strategy at Lycera Corp., a biopharmaceutical company. Prior to that, from 2004 to 2010, Dr. Owens served in a number of business development positions at QuatRx Pharmaceuticals Co., a biopharmaceutical company, including as Head of Business Development from 2009 to 2010. From 1999 to 2004, Dr. Owens served in a number of business development positions at Tularik Inc., a biotechnology company, which was acquired by Amgen, Inc. in 2004. Prior to that, from July to October 1999, Dr. Owens served as a Licensing Officer in the Office of Technology Management at the University of California, San Francisco. Dr. Owens received a B.S. in Chemistry and a B.A. in Molecular and Cellular Biology from the University of California, Berkeley, and a Ph.D. in Biochemistry from the University of California, San Francisco. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Owens’ business and technical expertise qualify her to serve on our Board of Directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DIRECTOR

According to our bylaws, vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by a director's resignation, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. On April 1, 2021, the Board of Directors appointed Julia Owens, Ph.D. to the Board of Directors to fill the vacancy created by Dr. Carol Gallagher’s resignation.

Because our Bylaws require that each of the three classes of directors be as near to equal in size as possible, the Board was unable to appoint Dr. Owens to the class of the directors that is up for election at our 2021 annual meeting of stockholders. Dr. Owens was appointed to fill a vacancy in Class III, to hold office until the 2023 annual meeting of stockholders, until her successor is duly elected and qualified, or, if sooner, until her death, resignation or removal. However, the Nominating and Corporate Governance Committee and the full Board believe that, in keeping with our commitment to good corporate governance practices, it is appropriate for the appointment of Dr. Owens to be ratified by the stockholders in an advisory manner at the first opportunity. Therefore, the Board of Directors adopted a resolution to have our stockholders vote, on an advisory basis, to ratify the appointment of Dr. Owens to the Board of Directors. If less than a majority of the votes cast at the 2021 annual meeting of stockholders with respect to this Proposal 2 approve the ratification, the Chairman of the Board will request that Dr. Owens submit her resignation from the Board of Directors for consideration. In that situation, the Nominating and Corporate Governance Committee has been tasked with considering such resignation and making a recommendation to the whole Board of Directors as to whether to accept or reject such resignation. If the Board of Directors accepts such resignation, Dr. Owens would no longer be a member of our Board of Directors and the Board of Directors may appoint a replacement to fill the vacancy or decrease the number of directors to eliminate the vacancy. If the Board of Directors rejects such resignation, we will publicly disclose that decision and the rationale behind it.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DR. OWENS TO THE BOARD OF DIRECTORS ON AN ADVISORY BASIS UNDER PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors of such company. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that all of our directors, other than Dr. Klassen are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with our company.

Board Leadership Structure

Dr. Richard Heyman is the current Chairman of our Board of Directors and Dr. Preston Klassen is our current Chief Executive Officer, hence the roles of Chairman of our Board of Directors and Chief Executive Officer are separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of our Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman of our Board of Directors, particularly as the Board of Directors' oversight responsibilities continue to grow. While our amended and restated bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Role of the Board of Directors in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management at least annually regarding our assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of our business and affairs, supports this approach.

Meetings of the Board of Directors

The Board oversees our business and monitors the performance of our management. Our executive officers and management oversee our day-to-day operations. The independent directors meet quarterly in executive sessions without management or any non-independent directors. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors. During the 2020 fiscal year, the Company’s independent non-employee directors met three times in regularly scheduled executive sessions at which only independent directors were present. Our Board held seven meetings during the fiscal year ended December 31, 2020. Each of the incumbent directors attended at least 75% of the total of the meetings of the Board and the meetings of the committees of the Board on which he or she served during the fiscal year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the Annual Meeting. We anticipate that a majority of the members of the Board will attend the Annual Meeting.

Information Regarding Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for each of the committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert Adelman, M.D.(1)**
Kristina Burow	X		X
Ronald Evans, Ph.D.
Carol Gallagher, Pharm.D.(2)
Andrew Guggenhime **	X*
Richard Heyman, Ph.D		X	X*
Jeffrey Jonker(3)			X
Preston Klassen, M.D. (4)
John McHutchison, M.D.(5)		X*
Amir Nashat, Ph.D.	X
Julia Owens, Ph.D. (6)		X

*	Committee Chairperson
**	Financial Expert, as defined by section 407 of the Sarbanes-Oxley Act of 2002
(1)	Dr. Adelman served as the chair of the Compensation Committee until November 2020, and on the Board of Directors and as a member of the Compensation Committee until March 2021.
(2)	Dr. Gallagher served on the Board of Directors and as a member of the Audit Committee and Nominating and Corporate Governance Committee until April 2021.
(3)	Mr. Jonker became a member of the Board of Directors in March 2021.
(4)	Dr. Klassen became a member of the Board of Directors in June 2020.
(5)	Dr. McHutchison became a member of the Board of Directors in February 2020 and a member and chair of the Compensation Committee in November 2020.
(6)	Dr. Owens became a member of the Board of Directors in April 2021.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions which include, among other things:

•

evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

•	reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•

prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;
•

reviewing our annual and quarterly consolidated financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•

reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•	preparing the report that the SEC requires in our annual proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
•	reviewing on a periodic basis our investment policy; and
•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

The current members of the Audit Committee are Mr. Guggenhime, Ms. Burow and Dr. Nashat, with Mr. Guggenhime serving as the chair. Dr. Gallagher served as a member of the Compensation Committee until April 2021. The Audit Committee met three times during 2020. Our Board of Directors has determined that each member of the Audit Committee is an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our Board of Directors has determined that Mr. Guggenhime qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing standards. In making this determination, our Board has considered Mr. Guggenhime’s prior experience, business acumen and independence. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The Audit Committee charter can be found on our website at www.metacrine.com in the Corporate Governance section. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee

Andrew Guggenhime, Chair

Carol Gallagher, Pharm.D.,

Amir Nashat, M.D.

Compensation Committee

Our Compensation Committee currently consists of Drs. McHutchison, Heyman and Owens, with Dr. McHutchison serving as the chair. Dr. Adelman served as the chair of the Compensation Committee until November 2020 and as a member of the Compensation Committee until March 2021. Dr. Gallagher served as a member of the Compensation Committee until April 2021. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements. The Compensation Committee met three times and acted by unanimous written consent without a meeting one time during 2020. The Compensation Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The functions of the Compensation Committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•	reviewing and making recommendations to the full Board of Directors regarding the compensation and other terms of employment of our executive officers;
•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;
•

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•

reviewing and making recommendations to the full Board of Directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and
•	reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Typically, we will plan for the Compensation Committee to meet quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority, in its sole discretion, to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee or the Board of Directors upon recommendation from the Compensation Committee, makes the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Board of Directors upon recommendation from the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Our Compensation Committee enlists the services of a third-party company to conduct an analysis of our compensation practices compared with current market practices. In May 2020, our Compensation Committee engaged the services of Radford, which is part of the Rewards Solutions practice at Aon plc, to conduct a review and analysis of our executive and director compensation compared with current market practices and a peer group of companies, to be used for setting 2020 executive and director compensation levels in connection with our initial public offering (“IPO”). The 2020 peer group was chosen based on several characteristics including: comparable stage in key product and corporate development, similar growth and performance potential and market capitalization. Radford reports directly to the Chair of the Compensation Committee. In November 2020, our Compensation Committee reviewed and confirmed the use of the previous peer group for purposes of setting 2021 executive and director level compensation levels. The Compensation Committee has assessed the independence of Radford according to the six factors mandated by SEC and Nasdaq listing standards. After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Radford’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Radford. As guidelines for our executives and directors, we set target cash compensation, when considering salary and bonus potential (or retainers, in the instance of directors), and equity compensation, delivered through equity-based awards, after generally referencing the 50th percentile of compensation paid to executives and directors within our compensation peer group. We target equity compensation for our executives, delivered through equity-based awards between the 50th and 75th percentiles of equity compensation paid to executives in our compensation peer group. We believe that our emphasis on equity compensation serves to retain our executives and directors and align their interests with those of our stockholders. We also believe that generally referencing the 50th percentile in setting salary and bonus compensation and the 50th to 75th percentiles in setting equity compensation for our executives, appropriately reflects our position and performance. We may deviate from setting actual compensation levels at these target percentiles of the peer group with respect to our executives to reflect experience, performance levels, existing equity holdings, and market factors as deemed appropriate by the Compensation Committee or the Board of Directors. In any given year, the Compensation Committee may consider the experience and performance levels of our executives and other factors deemed appropriate and make a subjective determination that it would be appropriate for any Named Executive Officer’s (as defined below) compensation elements or targeted total compensation and equity levels to deviate from the targeted percentile of the compensation paid to similarly situated officers employed by our peer companies.

The Compensation Committee charter can be found on our website at www.metacrine.com in the Corporate Governance section. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee currently consists of Drs. McHutchison, Heyman, and Owens. Dr. Adelman served as the chair of the Compensation Committee until November 2020 and as a member of the Compensation Committee until March 2021. Dr. Gallagher served as a member of the Compensation Committee until April 2021.  None of the members of our Compensation Committee during 2020 has at any time been our officer or employee. None of the members of our Compensation Committee during 2020 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board of Directors or the Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Heyman, Ms. Burow and Mr. Jonker. Dr. Heyman serves as the chair of our Nominating and Corporate Governance committee. Dr. Gallagher served as a member of the Nominating and Corporate Governance Committee until April 2021. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq independence requirements. The Nominating and Corporate Governance Committee met once during 2020. The Nominating and Corporate Governance Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;
•	determining the minimum qualifications for service on our Board of Directors;
•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;
•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and assessing on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms and any other relationships and transactions that might impair the directors’ independence.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Any search firm retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board of Directors will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3985 Sorrento Valley Blvd., Suite C, San Diego CA 92121, Attn: Corporate Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Corporate Governance Committee charter can be found on our website at www.metacrine.com in the Corporate Governance section. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Diversity

Our Board currently includes two directors who self-identify as female and one director who self-identifies as a member of an underrepresented community (as defined in California Assembly Bill 979).

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of Metacrine, Inc. at 3985 Sorrento Valley Blvd., Suite C, San Diego, CA 92121. Each communication must set forth: the name and address of the stockholder on whose behalf the communication is sent and the number of our shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by our Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Anti-Hedging and Pledging Prohibition

Pursuant to our Insider Trading Policy, our officers, directors, employees and consultants are prohibited from engaging in short sales, transactions in publicly traded options, such as puts or calls, hedging transactions, margin accounts, pledges or other inherently speculative transactions with respect to our common stock at any time.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.metacrine.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or our directors, we will promptly disclose the nature of the amendment or waiver on our website. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Principal Accountant Fees and Services

The following table shows the aggregate fees for services provided for the fiscal years ended December 31, 2020 and 2019, by Ernst & Young LLP, our independent registered public accounting firm for those periods. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2020	2019
Audit Fees (1)	$865,000	$280,478
Tax Fees (2)	31,000	27,825
Total Fees	$896,000	$308,303

(1)

Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and review of our registration statements and related issuances of consents, and related services that are normally provided in connection with statutory and regulatory filings or engagements. Included in the 2020 audit fees is $597 thousand of fees billed in connection with our September 2020 IPO.

(2)	Tax fees consist of fees billed for professional services related to tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve the audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee has adopted a policy and procedures for the pre-approval of such audit and non-audit services. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide such service. The pre-approval authority may be delegated to one or more of the Audit Committee’s members, but any pre-approval decisions must be reported to the full Audit Committee at its next scheduled meeting. Pursuant to the policy, the Audit Committee has delegated pre-approval authority to its Chair.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021 UNDER PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock within 60 days of March 15, 2021, by: (i) each of our directors; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 25,986,709 shares outstanding on March 15, 2021, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options that are currently exercisable or will vest and become exercisable within 60 days of March 15, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for the following stockholders is c/o Metacrine, Inc., 3985 Sorrento Valley Blvd., Suite C, San Diego CA 92121.

NAME AND ADDRESS OF BENEFICIAL OWNER	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
5% or Greater Stockholders
Entities affiliated with New Enterprise Associates (1)	3,060,527	11.78%
venBio Global Strategic Fund L.P. (2)	3,059,123	11.77%
Entities affiliated with ARCH Venture Fund (3)	2,940,503	11.32%
Entities affiliated with Polaris Partners (4)	2,894,258	11.14%
Franklin Resources, Inc. (5)	1,309,057	5.04%
Alexandria Venture Investments, LLC (6)	1,307,256	5.03%
Entities affiliated with Deerfield (7)	927,469	3.57%
Directors and Named Executive Officers
Preston Klassen, M.D. (8)	970,822	3.60%
Ken Song, M.D. (9)	909,902	3.46%
Patricia Millican (10)	215,193	*
Catherine Lee	—	*
Amir Nashat (11)	2,894,258	11.14%
Ronald Evans, Ph.D. (12)	477,307	1.84%
Richard Heyman, Ph.D. (13)	397,474	1.52%
Andrew Guggenhime (14)	62,483	*
John McHutchison, M.D. (15)	24,248	*
Kristina Burow	—	*
Carol Gallagher, Pharm.D.	—	*
Jeffrey Jonker	—	*
Julia Owens, Ph.D.	—	*
All current executive officers and directors as a group (12 persons) (16)	6,118,345	22.03%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (1) 2,291,297 shares of the Company’s common stock (automatically converted from Series B and Series C Convertible Preferred Stock in connection with the IPO) and (3) 769,230 shares of the Company’s common stock purchased in connection with the IPO, held by New Enterprise Associates 16, L.P., or NEA 16. The shares directly held by NEA 16 are indirectly held by (i) NEA Partners 16, L.P., or NEA Partners 16, the sole general partner of NEA 16, (ii) NEA 16 GP, LLC, or NEA 16 LLC, the sole general partner of NEA Partners 16 and (iii) each of the individual managers of NEA 16 LLC. The individual managers of NEA 16 LLC, collectively the NEA 16 Managers, are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Joshua Makower, Mohamad Makhzoumi, Scott D. Sandell, Peter Sonsini and Paul Walker. The shares directly held by NEA 2017 are indirectly held by Karen P. Welsh, the general partner of Ven 2017. NEA 16, NEA Partners 16, NEA 16 LLC and the NEA 16 Managers share voting and dispositive power with regard to the Company’s securities directly held by NEA 16. Karen P. Welsh, the general partner of Ven 2017, shares voting and dispositive power with regard to the Company’s securities directly held by NEA 2017. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein. The address of Ven 2017 and NEA 16 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. Information regarding these shares is based on the Schedule 13D filed by NEA 16, NEA Partners 16, NEA 16 LLC and MEA 16 Managers on September 22, 2020.

(2)

Consists of 3,059,123 shares of common stock held by venBio Global Strategic Fund L.P., or venBio Global Fund.  venBio Strategic GP, L.P., or General Partner is the sole general partner of venBio Global Fund and venBio Global Strategic GP, Ltd, or GP Ltd. is the sole general partner of General Partner. Dr. Robert Adelman and Corey Goodman are directors of GP Ltd. and may be deemed to beneficially own the shares held by venBio Global Fund. Dr. Adelman and Mr. Goodman disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The address of venBio Global Fund is 1700 Owens Street, Suite #595, San Francisco, CA 94158. Information is based on the Schedule 13G filed by venBio Global Fund on February 16, 2021.

(3)

Consists of 2,781,769 shares of Common Stock held by ARCH Venture Fund VIII.  AVP VIII LP, as the sole general partner of ARCH Venture Fund VIII, may be deemed to beneficially own the ARCH VIII Shares. AVF VIII Overage LP is the record owner of 158,734 shares of Common Stock as of December 31, 2020. AVP VIII LLC, as the sole general partner of AVP VIII LP and AVF VIII Overage LP, may be deemed to beneficially own such shares. The managing directors of ARCH VIII LLC are Keith L. Crandell, Clinton Bybee and Robert Nelsen, and they may be deemed to beneficially own the shares held by ARCH Fund VIII and ARCH Fund Overage. Messrs. Crandell, Bybee and Nelsen disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Ms. Burow holds an interest in ARCH Partners VIII and ARCH VIII LLC, but she does not have voting or investment control over the shares held by ARCH Partners VIII or ARCH VIII LLC and disclaims beneficial ownership except to the extent of any pecuniary interest therein. The address of ARCH Fund VIII and ARCH Fund Overage is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631. Information is based on the Schedule 13G filed by ARCH Fund VIII and ARCH Fund Overage on February 2, 2021.

(4)

Consists of (i) 178,942 shares of common stock held by Polaris Partners Entrepreneurs’ Fund VII, L.P., or Polaris Entrepreneurs, and (ii) 2,715,316 shares of common stock held by Polaris Partners VII, L.P., or Polaris VII and together with Polaris Entrepreneurs, the Polaris Funds. The sole general partner of Polaris Entrepreneurs and Polaris VII is Polaris Management Co. VII, L.L.C., or Polaris Management, which may be deemed to beneficially own the shares held by Polaris Entrepreneurs and Polaris VII. Amir Nashat, Brian Chee, Bryce Youngren and David Barrett are the managing members of Polaris Management, or the Managing Members, and they may be deemed to beneficially own the shares held by Polaris Management. Each of Polaris Management and the Managing Members disclaim beneficial ownership of all of the shares owned by the Polaris Funds, and this registration statement shall not be deemed an admission that any of Polaris Management or the Managing Members is the beneficial owner of the shares owned by the Polaris Funds for purposes of Section 16 or for any other purpose, except to the extent of their respective and proportionate pecuniary interests therein. The address of Polaris Entrepreneurs and Polaris VII is One Marina Park Drive, 10th Floor, Boston, MA 02210. Information is based on the Schedule 13G filed by the Polaris Funds on February 12, 2021

(5)

Consists of 1,309,057 shares of the Company’s common stock held by Franklin Resources, Inc. (“FRI”). Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Messrs. Charles B. Johnson and Rupert H. Johnson are the principal shareholders of Franklin Resources, Inc., and may be deemed beneficial owners of the shares beneficially owned by that entity. The address of these persons and entities is One Franklin Parkway, San Mateo, California 94403. Information is based on the Schedule 13G filed by FRI with the SEC on February 2, 2021.

(6)

Consists of 1,307,256 shares of the Company’s common stock held by Alexandria Venture Investments, LLC, or Alexandria. The managing member of Alexandria is Alexandria Real Estate Equities, Inc., which has full voting and investment power with respect to the shares owned by Alexandria.  The address of Alexandria is 26 North Euclid Avenue, Pasadena, CA 91101.  Information is based on the Schedule 13G filed by Alexandria on February 16, 2021.

(7)

Consists of 927,469 shares of the Company’s common stock held by entities affiliated with Deerfield. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. while Deerfield Management Company, L.P. is the investment advisor of Deerfield Partners, L.P.  Mr. Flynn may be deemed to have shared voting and dispositive power over the shares listed in the table. The principal business address of these persons and entities is 780 Third Avenue, 37th Floor, New York, NY 10017. Information is based on the Schedule 13G filed on September 18, 2020 by Deerfield Partners, L.P, Deerfield Mgmt, L.P., Deerfield Management Company L.P., and James E. Flynn.

(8)	Consists of 970,822 shares of common stock issuable upon exercise of options.
(9)

Consists of (i) 566,908 shares of common stock held by Dr. Song in his personal capacity, (ii) 9,803 shares of common stock held by Kenneth Song and Yu Linda Song, Trustees of the Song Family Trust Dated October 14, 2016, or the Song Trust, and (iii) 333,191 shares of common stock issuable upon exercise of options. Dr. Song is a trustee of the Song Trust, and may be deemed to beneficially own the shares held by the Song Trust. Dr. Song resigned as our President and Chief Executive Officer and as a member of our Board of Directors in June 2020.

(10)

Consists of (i) 41,033 shares of common stock held by Ms. Millican in her personal capacity, (ii) 67,248 shares of common stock held by Millican Family Trust, dated March 10, 2016, or the Millican Trust and (iii) 106,912 shares of common stock issuable upon the exercise of options, 6,031 of which will vest and become exercisable within 60 days of March 15, 2021. Ms. Millican is a trustee of the Millican Trust, and may be deemed to beneficially own the shares held by the Millican Trust.

(11)

Consists of the shares described in Note (4) above. Dr. Nashat is a managing member of Polaris Management, which is the sole general partner of the Polaris Funds, and may be deemed to beneficially own the shares held by Polaris Management. Dr. Nashat disclaims beneficial ownership of all of the shares owned by the Polaris Funds, and this registration statement shall not be deemed an admission that Dr. Nashat is the beneficial owner of the shares owned by the Polaris Funds for purposes of Section 16 or for any other purpose, except to the extent of his proportionate pecuniary interests therein.

(12)

Consists of (i) 463,909 shares of common stock held by Dr. Evans in his personal capacity, (ii) 9,803 shares of common stock held by Evans Potter Rev. Trust 12/29/1989, or the Evans Trust, and (iii) 3,595 shares of common stock issuable upon the exercise of options, of which 654 will vest and become exercisable within 60 days of March 15, 2021. Dr. Evans is the trustee of the Evans Trust, and may be deemed to beneficially own the shares held by the Evans Trust.

(13)

Consists of (i) 280,191 shares of common stock and (ii) 117,283 shares of common stock issuable upon the exercise of options, 9,789 of which will vest and become exercisable within 60 days of March 15, 2021.

(14)	Consists of 62,483 shares of common stock issuable upon the exercise of options, 4,118 of which will vest and become exercisable within 60 days of March 15, 2021
(15)	Consists of 24,248 shares of common stock issuable upon the exercise of options, 3,464 of which will vest and become exercisable within 60 days of March 15, 2021.
(16)

Consists of the shares described in Notes (8) and (10) through (19) above. Also includes 166,658 shares of common stock held by Hubert Chen issuable upon the exercise of options, 10,416 of which will vest and become exercisable within 60 days of March 15, 2021.

DIRECTOR COMPENSATION

Our Board of Directors adopted a new compensation policy in August 2020 that became effective in September 2020. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $40,000;
•	an additional cash retainer of $30,000 to the chairman of the Board of Directors;
•

an additional annual cash retainer (not applicable to committee chairs) of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an initial option grant to purchase 33,000 shares of our common stock for each non-employee director who first joins our Board of Directors, on the date of commencement of service on the Board, vesting monthly over a three-year period following the grant date; and

•

an annual option grant to purchase 16,500 shares of our common stock for each non-employee director serving on the Board of Directors on the date of our annual stockholder meeting, vesting at the earlier of one year following the grant date and the day immediately prior to the date of our next annual stockholder meeting.

Each of the option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change in control, as defined under our 2020 Equity Incentive Plan (the “2020 Plan”). The term of each option will be 10 years, subject to earlier termination as provided in the 2020 Plan.

The following table sets forth information regarding the compensation earned or paid to our non-employee directors during the year ended December 31, 2020. Preston Klassen, our President and Chief Executive Officer is also a member of our Board of Directors, but did not receive any additional compensation for service as a director. The compensation of Dr. Klassen as a Named Executive Officer is set forth under "Summary Compensation Table."

Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(5)	Total ($)
John McHutchison (2)	$26,308	$413,394	$439,702
Richard Heyman, Ph.D.	$79,199	$155,997	$235,196
Ronald Evans, Ph.D.	$64,556	$77,995	$142,551
Andrew Guggenhime	$33,642	$77,995	$111,637
Carol Gallagher, Pharm.D.	$14,991	$—	$14,991
Kristina Burow	$14,264	$—	$14,264
Amir Nashat, Ph.D.	$13,827	$—	$13,827
Robert Adelman, M.D. (3)	$13,767	$—	$13,767

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2020, computed in accordance with FASB ASC Topic 718. This amount does not reflect the actual economic value that may be realized by the director upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	Dr. McHutchison became a member of the Board of Directors in February 2020 and a member and chair of the Compensation Committee in November 2020.
(3)	Dr. Adelman served as the chair of the Compensation Committee until November 2020, and on the Board of Directors and as a member of the Compensation Committee until March 2021.

The following table lists the aggregate number of shares with respect to the outstanding option awards held by each of our non-employee directors as of December 31, 2020:

Name	Number of Shares subject to outstanding options as of December 31, 2020
John McHutchison	62,352
Richard Heyman, Ph.D.	137,842
Ronald Evans, Ph.D.	11,764
Andrew Guggenhime	74,116
Carol Gallagher, Pharm.D.	-
Kristina Burow	-
Amir Nashat, Ph.D.	-
Robert Adelman, M.D.	-

Indemnification

We have entered into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These indemnification agreements provide our directors and executive officers with contractual rights to indemnification and, in some cases, expense advancement in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth information regarding our executive officers as of March 31, 2021. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Preston Klassen, M.D.	52	President and Chief Executive Officer
Trisha Millican	48	Chief Financial Officer
Hubert Chen, M.D.	52	Chief Medical Officer
Catherine Lee	47	Executive Vice President, General Counsel and Corporate Secretary

The following is biographical information for our executive officers other than Dr. Klassen, whose biographical information is included under Proposal 1.

Patricia Millican has served as our Chief Financial Officer since March 2015. From August 2013 to February 2015, Ms. Millican served as the Senior Vice President of Finance at Seragon, a private biotechnology company focused on developing Selective Estrogen Receptor Degraders (SERDs) targeting hormone dependent cancers, which was acquired by Genentech, Inc. in August 2014. From July 2012 to August 2013, Ms. Millican served as Vice President of Finance at Aragon, a discovery-stage small molecule company focused on therapeutics for the treatment of hormone-resistant cancers, which was acquired by Johnson and Johnson in August 2013. From September 2009 to July 2012, Ms. Millican served in various senior financial management roles at Zogenix, Inc., a pharmaceutical company developing and commercializing innovative central nervous system therapies for people living with serious and life-threatening rare central nervous system disorders and medical conditions. Ms. Millican spent five years with the public accounting firm Deloitte & Touche LLP. Ms. Millican holds a B.S. in Accountancy from the University of San Diego and is a certified public accountant in the state of California.

Hubert Chen, M.D. has served as our Chief Medical Officer since August 2018. Previously, he served as Chief Medical & Scientific Officer of Pfenex Inc., or Pfenex, a clinical-stage development and licensing biotechnology company, from May 2017 to August 2018, and as the Chief Medical Officer of Pfenex from November 2014 until May 2017. From 2012 to 2014, Dr. Chen served as Vice President, Clinical Development of Aileron Therapeutics Inc., a biopharmaceutical company developing and advancing drugs using novel peptide-stabilizing technologies. From 2009 to 2012, Dr. Chen served as Vice President, Translational Medicine of Regulus Therapeutics Inc., a biopharmaceutical company focused on the discovery and development of microRNA therapeutics. From 2006 to 2009, Dr. Chen served as Director, Clinical Research and Senior Director, Clinical Research and Corporate Development of Amylin Pharmaceuticals Inc., a biopharmaceutical company engaged in the discovery, development and commercialization of drug candidates for the treatment of diabetes, obesity and other diseases. From 2004 to 2006, Dr. Chen served as Associate Director, Medical Sciences of Amgen, Inc., a biopharmaceutical company focused on discovering, developing, and manufacturing of innovative human therapeutics. Additionally, from 2002 to 2012, Dr. Chen served as Assistant Clinical Professor of Medicine and Clinical Instructor of Medicine at the University of California, San Francisco. From 2001 to 2004, Dr. Chen served as a Staff Research Investigator, Staff Scientist, and Research Scientist at the Gladstone Institute of Cardiovascular Disease. Dr. Chen received his medical residency training at Massachusetts General Hospital from 1995 to 1998, his M.D. from Columbia University in 1995 and his B.A.S. in political science and biological sciences from Stanford University in 1991.

Catherine Lee, our Executive Vice President, General Counsel and Corporate Secretary, joined us in August 2020.  From August 2019 to August 2020, Ms. Lee served as the SVP, General Counsel of Omniome, Inc., a private biotechnology company focused on developing a proprietary DNA sequencing platform. From 2014 through March 2019, she was the SVP, General Counsel and Corporate Secretary for Senomyx, Inc., a public biotechnology company that discovered, developed and commercialized novel flavor ingredients and natural high intensity sweeteners, which was acquired by Firmenich, Inc. in November 2018. From 2008 to 2013, Ms. Lee advised senior management of Outdoor Channel Holdings, Inc., a media and entertainment company, on a variety of legal matters, where she last served as its Executive Vice President, General Counsel and Corporate Secretary until its acquisition by Kroenke Sports & Entertainment LLC in May 2013. From 2001 to 2008, Ms. Lee held various legal roles at Sempra Energy, a Fortune 500 energy services company, and last served as its Corporate Secretary and Counsel. Prior to joining Sempra, Ms. Lee practiced corporate and transactional law at the law firms of Brobeck, Phleger & Harrison LLP and Morrison & Foerster, LLP. Ms. Lee received her B.A. in International Relations and Economics, Magna Cum Laude, from American University, School of International Service, and her J.D. from the University of Illinois, College of Law.

EXECUTIVE COMPENSATION

Our executive compensation programs are designed to attract, motivate and retain qualified and talented executives, incentivize them to achieve our business objectives, and reward them for superior short- and long-term performance. This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. The Compensation Committee, with input from its independent compensation consultant, oversees these programs and determined compensation for our executive officers. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for all individuals serving as our principal executive officer during the last completed fiscal year, regardless of compensation level, and the two most highly compensated executive officers other than our principal executive officer. For 2020, our “Named Executive Officers” are Preston Klassen, M.D., our President and Chief Executive Officer, Patricia Millican, our Chief Financial Officer, Catherine Lee, our Executive Vice President, General Counsel and Corporate Secretary, and Ken Song, our former Chief Executive Officer.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		Total ($)
Preston Klassen, M.D.	2020	279,091	(3)	100,000	(4)	6,815,169	143,424	(5)	7,337,684
President and Chief Executive Officer
Patricia Millican,	2020	341,646		—		519,991	154,440		1,016,077
Chief Financial Officer	2019	309,008		—		—	72,462		381,470
Catherine Lee	2020	121,701	(6)	—		1,442,529	47,911	(7)	1,612,141
EVP, General Counsel and Corporate Secretary
Ken Song, M.D.	2020	331,365	(8)	—		—	—		331,365
Former President and Chief Executive Officer	2019	382,200		—		—	111,794		493,994

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by our Named Executive Officer upon the vesting, exercise, or the sale of the shares of common stock underlying such awards.

(2)	Amount represents annual performance-based cash bonuses earned in 2020 and 2019, which were paid in cash in February 2021 and in February 2020, respectively.
(3)	Dr. Klassen’s employment start date was June 8, 2020.
(4)	Reflects the sign-on bonus paid to Dr. Klassen.
(5)	Amount prorated to Dr. Klassen’s employment start date.
(6)	Ms. Lee’s employment start date was August 21, 2020.
(7)	Amount prorated to Ms. Lee’s employment start date.
(8)	Dr. Song resigned as our President and Chief Executive Officer on June 8, 2020. Includes $112 thousand in consulting fees paid pursuant to the Separation and Consulting agreement with Dr. Song.

The elements of the compensation program for our Named Executive Officers include: base salary; an annual cash (non-equity) bonus; long-term equity awards; certain health, welfare and 401(k) plan benefits and when determined necessary, limited perquisites. Our Named Executive Officers also have severance benefits in their respective employment agreements (see “Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” below). The compensation of our Named Executive Officers is generally determined and approved at the beginning of each year or, if later, in connection with the commencement of employment of the executive, by our Board of Directors or the Compensation Committee.

Annual Base Salary

The purpose of base salary is to provide fixed compensation to attract, retain and motivate executives with the qualifications desired for the individual position. The base salary for our Named Executive Officers is influenced by a number of factors, including the individual’s position, scope of responsibilities, breadth and depth of experience, performance to date, expected future contribution, and the overall mix of base salary, performance-based cash incentives and equity compensation. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels of compensation paid by our peer companies and after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we draw upon the expertise of our independent compensation consultant, who provides comparative compensation data from similar sized companies in our industry.

The compensation of our Named Executive Officers other than Dr. Klassen is generally determined and approved by our Compensation Committee. The compensation of Dr. Klassen is determined and approved by our Board of Directors without members of management present, based on recommendations from our Compensation Committee.  The following table sets forth the annual base salaries for each of our Named Executive Officers for 2019 and 2020:

Name	2019 Base Salary ($)		2020 Base Salary (6)
Preston Klassen, M.D. (1)	—		$535,000
Patricia Millican	$309,008	(4)	$390,000
Catherine Lee (2)	—		$345,000
Ken Song, M.D. (3)	$382,200	(5)	$397,488
(1)	Dr. Klassen’s employment start date was June 8, 2020.
(2)	Ms. Lee’s employment start date was August 21, 2020.
(3)	Dr. Song’s employment termination date was June 8, 2020.
(4)

On March 15, 2019 and upon the recommendation of our Compensation Committee, our Board of Directors approved a merit increase of $9,008 to Ms. Millican’s annual base salary of $300,000, for a total base salary of $309,008, effective January 1, 2019.

(5)

On March 15, 2019 and upon the recommendation of our Compensation Committee, our Board of Directors approved a merit increase of $18,200 to Dr. Song’s annual base salary of $364,000, for a total base salary of $382,200, effective January 1, 2019.

(6)

On December 6, 2019, and upon the recommendation of our Compensation Committee, our Board of Directors approved the 2020 annual base salaries for Dr. Song (which was effective until his resignation as President and Chief Executive Officer in June 2020) and Ms. Millican. In August 2020, upon the recommendation of our Compensation Committee, our Board of Directors approved an increase to the annual base salaries of Dr. Klassen, Ms. Millican and Ms. Lee, to be effective immediately prior to our IPO, in order to more closely align with market data.

On February 10, 2021, upon recommendation of our Compensation Committee, our Board of Directors approved increases of base salaries for each of Dr. Klassen (from $535,000 to $545,000), Ms. Millican (from $390,000 to $400,000) and Ms. Lee (from $345,000 to $360,000), effective as of January 1, 2021.

Non-Equity Incentive Compensation

From time to time our Board of Directors or Compensation Committee may approve bonuses for our Named Executive Officers based on the level of achievement of pre-established company performance goals, the quality of such achievement, the Named Executive Officer’s role in goal achievement and the weighting of the goals, with the Compensation Committee retaining discretion to adjust or modify actual awards as it determines is appropriate.  Company performance goals generally consist of clinical development, operational, strategic and financial goals.

Pursuant to Dr. Klassen’s Employment Agreement, dated May 29, 2020, Dr. Klassen is entitled to an annual target performance bonus of up to 50% of his base salary. Dr. Klassen’s Employment Agreement is described under “— Agreements with Named Executive Officers.”

Pursuant to Ms. Millican’s offer letter, dated March 5, 2018, Ms. Millican is entitled to an annual target performance bonus of up to 30% of her base salary (subsequently increased to 35% in March 2019 by the Board of Directors at the recommendation of the Compensation Committee), subject to approval of a bonus plan by the Board of Directors and in accordance with the terms of such approved plan. Ms. Millican’s offer letter is described under “— Agreements with Named Executive Officers.”

Pursuant to Ms. Lee’s offer letter, dated July 27, 2020, Ms. Lee is entitled to an annual target performance bonus of up to 25% of her base salary, subject to approval of a bonus plan by the Board of Directors and in accordance with the terms of such approved plan. Ms. Lee’s offer letter is described under “— Agreements with Named Executive Officers.”

Pursuant to Dr. Song’s offer letter, dated September 7, 2016, Dr. Song was entitled to an annual bonus of up to 40% of his annual base salary based on achievement of individual and/or corporate performance targets, metrics and/or objectives to be determined and approved by the Board of Directors or the Compensation Committee thereof. Dr. Song’s offer letter is described under “— Agreements with Named Executive Officers.”

In August 2020 and in November 2020, upon the recommendation of our Compensation Committee, our Board of Directors approved an increase to the target bonus percentages of Ms. Millican and Ms. Lee, respectively, up to 40% of their respective base salaries, in order to more closely align with market data. The performance-based cash bonus each executive officer was eligible to receive for 2020 performance was based on the extent to which we achieved our corporate goals and the extent to which our executives’ performance and contributions were assessed to have contributed towards our corporate goals that our Board or Compensation Committee established at the beginning of 2020.

In February 2021, at the recommendation of our Compensation Committee, our Board of Directors assessed our 2020 performance against the 2020 corporate goals both from a quantitative and qualitative perspective and approved, a 95% overall achievement. The Compensation Committee recommended to the Board that it was appropriate to award Dr. Klassen a bonus equivalent to our corporate performance for the year and therefore approved a bonus to Dr. Klassen equivalent to 95% of his target award. The Compensation Committee awarded bonuses to the Named Executive Officers based on the assessment of each Named Executive Officer’s performance and contributions toward our 2020 goals. Accordingly, Dr. Klassen earned a bonus, prorated to the start of his employment, in the amount of $143,424, Ms. Millican earned a bonus in the amount of $154,440, and Ms. Lee earned a bonus, prorated to the start of her employment, in the amount of $47,911.

Equity-Based Incentive Awards

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is generally subject to continued service over a period of several years following the date of grant, our equity-based incentives also serve as a retention device for Named Executive Officers and other service providers. We generally provide initial equity-based incentive awards in connection with the commencement of employment of our Named Executive Officers as an inducement to commencement of employment and we award annual refresher equity-based incentive awards at or shortly following the end of each year, each of which are subject to vesting over a period of multiple years in order to facilitate retention. The stock option grants are intended to create a direct link between our Named Executive Officers’ compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the option grant if the value of our stock increases following the option grant date. We also believe that if our executives own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive officer’s continued service with us following the option grant date. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and other employees.

In May 2020, in connection with the annual compensation review, the Board of Directors upon recommendation from the Compensation Committee, approved the grant of an option to purchase 78,430 shares (reflects reverse split), of our common stock to Ms. Millican, with an exercise price of $6.63 per share (reflects reverse split), subject a four-year vesting schedule, with 25% vesting 12 months following the grant date and the balance vesting monthly over the remaining 36 months, subject to Ms. Millican’s continued service with us. In June 2020 we granted two options to Dr. Klassen, one to purchase 970,822 (reflects reverse split) shares of common stock, with an exercise price of $6.63 per share (reflects reverse split), subject to a four-year vesting schedule, with

25% vesting on June 8, 2021 and the balance vesting monthly over the remaining 36 months, subject to Dr. Klassen’s continued service with us. The second option granted to Dr. Klassen provided for the purchase of 57,107 shares (reflects reverse stock split) of our common stock, with an exercise price of $6.63 per share (reflects reverse stock split) and was subject to a vesting condition which was not achieved during the year ended December 31, 2020 (see “Agreements with Named Executive Officers”). In determining the number of shares that should be subject to the option grants to Dr. Klassen upon commencement of his employment with us, the Compensation Committee considered the levels of equity compensation provided by our peer companies to executives in a similar position, the total number of shares available for grant under our Amended and Restated 2015 Equity Incentive Plan (“2015 Plan”), and other factors deemed relevant by the Compensation Committee. In September 2020, we granted an option to Ms. Lee to purchase 137,253 (reflects reverse split) shares of our common stock with an exercise price of $10.51 (reflects reverse split) subject to a four-year vesting schedule, with 25% vesting on August 21, 2021 and the balance vesting monthly over the remaining 36 months, subject to Ms. Lee’s continued service with us. In determining the number of shares that should be subject to the option grant to Ms. Lee upon commencement of her employment with us, the Compensation Committee considered the levels of equity compensation provided by our peer companies to executives in a similar position, the total number of shares available for grant under our Amended and Restated 2015 Equity Incentive Plan (“2015 Plan”), and other factors deemed relevant by the Compensation Committee.

For a description of the accelerated vesting applicable to the stock options granted to our Named Executive Officers, see “Agreements with Named Executive Officers” and "Potential Payments and Benefits upon Termination or Change in Control" below.

Agreements with Named Executive Officers

Agreement with Dr. Klassen.  In June 2020, we entered into an executive employment agreement with Dr. Klassen that governs the terms of his employment with us. Under the terms of his employment agreement, Dr. Klassen is entitled to an annual base salary of $450,000 (which was subsequently increased to $535,000 in September 2020 by the Board of Directors at the recommendation of the Compensation Committee) and is eligible to receive an annual performance bonus of up to 50% of his base salary, as determined by our Board of Directors or the Compensation Committee thereof. We also agreed to pay Dr. Klassen a one-time lump sum cash signing bonus of $100,000 which is subject to repayment by Dr. Klassen if his employment with us ceases under certain circumstances within the 24 months following his start date. Pursuant to his employment agreement, in June 2020 we granted two options to Dr. Klassen, one to purchase 970,822 shares (reflects reverse stock split) of common stock, with an exercise price of $6.63 per share (reflects reverse stock split), subject to a four-year vesting schedule, with 25% vesting on June 8, 2021 and the balance vesting monthly over the remaining 36 months, subject to Dr. Klassen’s continued service with us. The second option granted to Dr. Klassen provided for the purchase of 57,107 shares (reflects reverse stock split) of our common stock, with an exercise price of $6.63 per share (reflects reverse stock split), which would have become eligible to commence vesting upon the closing of an initial public offering of our common stock pursuant to a firmly underwritten offering registered on Form S-1 in which the gross proceeds to us (prior to underwriting discounts and expenses) were at least $100.0 million. The vesting condition was not achieved and the stock options were cancelled during the year ended December 31, 2020. Dr. Klassen’s employment agreement provides that, if we terminate his employment without cause or he resigns his employment for good reason, in either case, Dr. Klassen will be eligible for continued base salary and payment for continued group healthcare benefit premiums for up to nine months; and if such termination or resignation occurs within three months preceding or 12 months immediately following the consummation of a change in control, the vesting of Dr. Klassen’s time-based option and all subsequent time-based equity compensation awards shall be fully accelerated such that on the effective date of such termination 100% of the time-based equity awards granted to Dr. Klassen prior to such termination shall be fully vested and immediately exercisable by Dr. Klassen.

Agreements with Dr. Song. In September 2016, we entered into an offer letter with Dr. Song that governed the terms of his employment with us prior to his resignation as our President and Chief Executive Officer in June 2020. Under the terms of the offer letter, Dr. Song was entitled to an annual base salary of $350,000 (which had increased by the time of his resignation) and was eligible to receive an annual performance bonus of up to 40% of his base salary (which was increased to 45% by the Board of Directors at the recommendation of the Compensation Committee), as determined by our Board of Directors or the Compensation Committee thereof. Dr. Song’s base salary was subsequently increased, as described above. Pursuant to his offer letter, in October 2016 we granted an option to purchase 566,908 shares (reflects reverse split) of common stock to Dr. Song, with an exercise price of $0.46 per share (reflects reverse split). Dr. Song’s option was subject to a four-year vesting schedule, with 25% vesting as of September 12, 2017 and the balance vesting monthly over the remaining 36 months, subject to Dr. Song’s continued service with us. In October 2017, Dr. Song early exercised his option in full and we issued him 566,908 shares (reflects reverse split) of common stock, certain of which are restricted shares subject to vesting and a repurchase right in favor of the company.

In June 2020, we entered into a Separation and Consulting Agreement, or separation agreement, with Dr. Song that governs the terms of his resignation as our President and Chief Executive Officer. Under the terms of the separation agreement, Dr. Song initially served as a consultant to us beginning on June 9, 2020, and ending on December 31, 2020, or the Initial Consulting Period, unless terminated earlier pursuant to the separation agreement.  The separation agreement with Dr. Song was terminated on January 18, 2021. In addition, we paid Dr. Song consulting fees during the Initial Consulting Period equal to $16,562 per month. During the Initial Consulting Period, the vesting on Dr. Song’s options (including the restricted shares acquired thereunder) remain unchanged, and continued to vest as set forth in the governing equity agreements, except that such vesting ceased as of the termination of the Initial Consulting Period. We paid the premiums for Dr. Song’s continued group healthcare benefits under COBRA until December 31, 2020. In addition, the separation agreement provides for an extended period of time for Dr. Song to exercise his vested options under certain circumstances.

Agreement with Ms. Millican. In March 2018, we entered into an offer letter with Ms. Millican that governs the current terms of her employment with us. Under the terms of the offer letter, Ms. Millican is entitled to an annual base salary of $300,000 (which was subsequently increased to $390,000 in September 2020 by the Board of Directors at the recommendation of the Compensation Committee) and is eligible to receive an annual target performance bonus of up to 30% of her base salary (which was subsequently increased to 40% by the Board of Directors in September 2020 at the recommendation of the Compensation Committee), subject to approval of a bonus plan by the Board of Directors and in accordance with the terms of such approved plan. Ms. Millican is additionally entitled to certain vesting benefits upon a qualifying termination or a change in control pursuant to the terms of our 2015 Plan.

Agreement with Ms. Lee. In July 2020, we entered into an offer letter with Ms. Lee that governs the current terms of her employment with us. Under the terms of the offer letter, Ms. Lee is entitled to an annual base salary of $307,000 (which was subsequently increased to $345,000 in September 2020 by the Board of Directors at the recommendation of the Compensation Committee) and is eligible to receive an annual target performance bonus of up to 25% of her base salary (which was subsequently increased to 40% in November 2020 by the Board of Directors at the recommendation of the Compensation Committee), subject to approval of a bonus plan by the Board of Directors and in accordance with the terms of such approved plan. Ms. Lee is additionally entitled to certain vesting benefits upon a qualifying termination or a change in control pursuant to the terms of our 2015 Plan.

Each of our Named Executive Officers’ employment is at will and may be terminated by us at any time. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “— Potential Payments and Benefits upon Termination or Change in Control.”

Potential Payments and Benefits upon Termination or Change in Control

Regardless of the manner in which a Named Executive Officer’s service terminates, each Named Executive Officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable. Dr. Klassen is eligible to receive certain severance payments and stock award acceleration upon our termination of his employment without cause or his resignation for good reason, as provided above under “— Agreements with Named Executive Officers.”

Each of our Named Executive Officers holds stock options that were granted under and to subject to the general terms of each our 2015 Plan and the 2020 Plan.  In the event of a change in control where the acquirer does not assume awards granted under the 2015 Plan or the 2020 Plan, awards issued under these plans shall be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, and which may be subject to such terms and conditions as apply generally to holders of common stock under the change in control documents.

Severance Benefit Plan

Our Compensation Committee and our Board of Directors have approved the Metacrine, Inc. Severance Benefit Plan, or the Severance Plan, which provides for severance benefits for certain of our executives, including our Named Executive Officers, subject to execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination without cause (and other than as a result of death or disability) or a resignation for good reason, that occurs during the time period commencing three months prior to and ending 12 months following a change in control, (i) Dr. Klassen will be entitled to a lump sum cash payment equal to 18 months of base salary plus an annual target cash bonus, up to 18 month of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards and (ii) Ms. Millican and Ms. Lee will be entitled to a lump sum cash payment equal to 12 months of base salary plus annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. Klassen will be entitled to a lump sum cash payment equal to 12 months of base salary and up to 12 months of payment for continued group health plan benefits and (ii) Ms. Millican and Ms. Lee will be entitled to a lump sum cash payment equal to 9 months of base salary and up to 9 months of payment for continued group health plan benefits.

Dr. Song was also entitled to the severance benefits described above under the Severance Plan for Dr. Klassen prior to his resignation as our President and Chief Executive Officer in June 2020; upon his resignation, Dr. Song became eligible for the payments and benefits pursuant to his separation agreement as described above under “— Agreements with Named Executive Officers.”

We believe that these severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a corporate transaction because providing change of control related severance benefits also should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential transactions that may be in the best interests of our stockholders. We also believe that our severance benefit arrangements with our Named Executive Officers are consistent with compensation arrangements provided in a competitive market for executive talent and the events triggering payment represent appropriate hurdles for the severance benefits. We further believe that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the Company.

Perquisites, Health, Welfare and Retirement Benefits

Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “— 401(k) Plan.”

We generally do not provide perquisites or personal benefits to our Named Executive Officers, except in limited circumstances. We do, however, pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our employees, including our Named Executive Officers. Our Board of Directors may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $19,000 and $19,500 for calendar years 2019 and 2020, respectively. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar years 2019 and 2020 may be up to an additional $6,000 and $6,500, respectively, above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year-end for our Named Executive Officers.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($/share)(2)	Option Expiration Date
Preston Klassen, M.D.	6/9/2020	970,822	—	(3)	$6.63	6/9/2030
Patricia Millican	4/26/2018	48,529	22,059	(3)	$1.13	4/26/2028
	7/13/2018	44,779	29,338	(4)	$3.01	7/13/2028
	5/24/2020	—	78,430	(3)	$6.63	5/24/2030
Catherine Lee	8/21/2020	—	137,253	(3)	$10.51	8/21/2030
Ken Song, M.D.	2/14/2018	94,610	—	(4)	$1.13	2/14/2028
	7/13/2018	238,581	—	(4)	$3.01	7/13/2028

(1)

Option awards with grant dates prior to September 4, 2020 were granted under the 2015 Plan. Option awards with grant dates on or after September 4, 2020 were granted under the 2020 Plan. The terms of these plans are described below under the heading “Equity Compensation Plans.”

(2)

These option awards were granted with a per share exercise price equal to the fair market value of our common stock on the grant date, as determined in good faith by our Board of Directors, which, since our initial public offering, is the closing market price of our common stock on the date of grant.

(3)

25% of the shares vested on the one-year anniversary of the grant date and the remaining shares shall vest in 36 equal monthly installments thereafter until fully vested. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

(4)

Shares vest in 48 equal monthly installments following the grant date. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with certain change of control transactions as described below under “Potential Payments Upon Termination or Change of Control.”

Equity Benefit Plans

The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans.

2020 Plan

Our Board of Directors adopted, and our stockholders approved, the 2020 Equity Incentive Plan, or the “2020 Plan” for the purpose of attracting, retaining and incentivizing our executive officers, employees, non-employee directors and other service providers. The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation and cash bonus awards.

Authorized Shares. As of December 31, 2020, 2,907,742 shares of common stock were reserved for issuance pursuant to the 2020 Plan. The number of shares of common stock reserved for issuance under our 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2021, and continuing through and including January 1, 2030, by 4% of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or a lesser number of shares determined by our Board prior to the applicable January 1st. On January 1, 2021, the total number of shares available for issuance under the 2020 Plan was increased by 1,040,237 shares pursuant to this provision. The maximum number of shares that may be issued upon the exercise of Incentive Stock Options under our 2020 Plan is 18,500,000 shares. Shares issued under our 2020 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2020 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2020 Plan. Additionally, shares issued pursuant to awards under our 2020 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2020 Plan.

Change in Control. If we experience a change in control, as defined in the 2020 Plan, in which outstanding equity-based awards will not be assumed or continued by the surviving entity, unless otherwise provided in an award agreement, then contingent upon the closing of the transaction, the participant will fully vest in and, to the extent applicable, have the right to exercise all of his or her share awards. In addition, all restrictions on share awards will lapse, and, with respect to any share award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. Unless otherwise determined by our Board, we will notify the participant in writing or electronically that any options or share appreciation rights held by the participant with accelerated vesting will be exercisable for a period of time determined by the Board in its sole discretion, and the options or share appreciation rights will terminate upon the expiration of that period. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under the 2020 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity, (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets and (iv) certain dissolutions and liquidations.

2015 Plan

Our Board of Directors and our stockholders approved our 2015 Plan in January 2015, which was subsequently amended by our Board and stockholders, most recently in March 2020.  The 2015 Plan provided for the grant of stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards.

Authorized Shares. After the adoption of the 2020 Plan, no additional stock awards have been or will be granted under the 2015 Plan. All outstanding stock awards granted under the 2015 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2020 Plan in accordance with its terms. However, the 2015 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2015 Plan. Our Board of Directors has the authority to amend, suspend, or terminate our 2015 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the 2015 Plan will automatically terminate on January 28, 2025. No stock awards may be granted under our 2015 Plan while it is suspended or after it is terminated.

Change in Control. In the event of a merger or certain specified change in control transactions, each outstanding stock award will be treated as the plan administrator determines without a participant’s consent, including providing that: (i) stock awards will be assumed, or substantially equivalent stock awards will be substituted, by the acquiring or succeeding entity with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to the participant, that the participant’s stock awards will terminate upon or immediately prior to the consummation of the merger or change in control; (iii) outstanding stock awards will vest and become exercisable or payable, or restrictions applicable to the stock awards will lapse, in whole or in part, prior to or upon consummation of the merger or change in control, and to the extent determined by the plan administrator, the stock awards will terminate upon or immediately prior to the merger or change in control; (iv) the termination of a stock award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of the stock award or realization of the participant’s rights with respect to the stock award as of the date of the occurrence of the transaction (including termination for no payment if no amount would have been attained upon exercise of the stock award or realization of the participant’s rights with respect to the stock award), or the replacement of the stock award with other rights or property selected by the plan administrator in its sole discretion; or (iv) any combination of the foregoing.

2020 Employee Stock Purchase Plan

General. In September 2020, our Board adopted, and our stockholders approved, our 2020 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Any of our employees or those of our designated affiliates may participate in the ESPP, except that such employees may have to satisfy one or more of the following service requirements, as determined by our Board: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Authorized Shares. As December 31, 2020, we had 405,000 shares of common stock reserved for future purchase by our eligible employees. In addition, the number of shares of common stock available for purchase by our eligible employees under the ESPP will automatically increase annually on January 1 of each year, in an amount equal to the lesser of (i) 1% of the total number of issued and outstanding shares of our common stock as of December 31 of the immediately preceding year, or (ii) a number of shares determined by our board. Notwithstanding the foregoing, our Board may act prior to January 1 of any year to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. On January 1, 2021, the total number of shares available for issuance under the ESPP was increased by 260,059 shares pursuant to this provision.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
Equity Incentive Plans	3,136,076	$5.23	2,907,742	(2)
2020 Employee Stock Purchase Plan	—	—	405,000	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,136,076	$5.23	3,312,742

(1)

Following the adoption of the 2020 Plan, no additional stock awards have been or will be granted under the 2015 Plan. Any shares becoming available under the 2015 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2020 Plan.

(2)

The number of shares of common stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board (which may be zero). Pursuant to the terms of the 2020 Plan, the number of shares available under the 2020 Plan was increased by 1,040,237 shares effective January 1, 2021.

(3)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or (ii) number of shares determined by our Board. Pursuant to the terms of the ESPP, the number of shares available under the ESPP increased by 260,059 shares effective January 1, 2021.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Parties

We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or a holder of more than 5% of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons.

Certain Related-Party Transactions

The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Director Compensation” and “Executive Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions with unrelated third parties.

Investor Rights Agreement

In connection with our August 2019 loan and security agreement with K2, we amended and restated our investor rights agreement with certain of our stockholders to provide certain piggyback registration rights to K2 upon xercise of the warrant issued in connection with the loan agreement. The registration rights will terminate upon the earliest of (i) the closing of a deemed liquidation event, as defined in our amended and restated certificate of incorporation, as currently in effect, (ii) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act or another similar exemption under the Securities Act and (iii) five years after the completion of our initial public offering.

Consulting Arrangements

In June 2020, we entered into a Separation and Consulting Agreement with Dr. Song, as described in “Executive Compensation — Agreements with Named Executive Officers.”

Lease

In June 2017, we entered into a lease agreement with ARE-SD Region No. 30, LLC, an affiliate of one our 5% stockholders, Alexandria Venture Investments, LLC. The lease commenced in March 2018 and terminates in March 2023, with aggregate monthly rental payments of $4.0 million over the term of the lease. In addition to the monthly rental payments, we will be obligated to pay certain customary amounts for its share of operating expenses and tax obligations.

Indemnification Agreements

We have entered into and intend to continue to enter into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

We have entered into various employment related agreements and compensatory arrangements with our directors and executive officers that, among other things, provide for compensatory and certain severance and change of control benefits. For a description of these agreements and arrangements, see the sections titled “Director Compensation” and “Executive Compensation — Agreements with Named Executive Officers.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that Dr. Heyman filed one late Form 3 due to an administrative oversight.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Metacrine, Inc. Direct your written request to Metacrine, Inc., 3985 Sorrento Valley Blvd., Suite C, San Diego, CA 92121, Attn: Corporate Secretary or call (858) 369-7800. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no business to be brought before the 2021 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

By Order of the Board of Directors

/s/ Preston Klassen

Preston Klassen, M.D., President and Chief Executive Officer

San Diego, California

April 9, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Metacrine, Inc. Annual Meeting of Stockholders For Stockholders as of March 29, 2021 TIME: Monday, May 24, 2021 08:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/MTCR for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Preston Klassen and Patricia Millican, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Metacrine, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. To attend the virtual meeting and vote online during the Annual Meeting, you must register in advance at www.proxydocs.com/MTCR prior to May 20, 2021 at 2:00 p.m. Pacific Time. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/MTCR • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-858-8958 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Metacrine, Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect the three nominees for director to serve as Class I directors for a three-year term to FOR WITHHOLD #P2# #P2# FOR #P3# #P3# FOR expire at the 2024 annual meeting of stockholders. 1.01 Preston Klassen, M.D. 1.02 Jeffrey Jonker 1.03 John McHutchison, M.D. #P4# #P4# FOR FOR AGAINST ABSTAIN #P5# #P5# #P5# 2. To ratify the appointment of Julia Owens, Ph.D. to our Board of Directors, on an advisory basis, FOR to fill a vacancy in Class III, to hold office until the 2023 annual meeting of stockholders. 3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. #P6# #P6# #P6# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/MTCR Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date